Exhibit 99.l
Global Energy Contact
Jeannine Ball
(404) 814-2506
jball@gnhgroup.com

Global Energy Holdings Group, Inc. Sells Its Shares of New Generation Biofuels Holdings, Inc. Common Stock

Atlanta, Georgia (March 19, 2009) – Global Energy Holdings Group, Inc. (NYSE Alternext US: GNH), a diversified renewable energy company, today announced it has sold all of its shares of common stock of New Generation Biofuels Holdings, Inc. (NasdaqCM: NGBF) to 2020 Energy, LLC, an Arizona limited liability company.

Global Energy Holdings Group began selling its shares of New Generation Biofuels Holdings common stock in the market beginning in February 2008.  Pursuant to the private transaction with 2020 Energy, Global Energy Holdings Group sold its remaining 5,301,300 shares of New Generation Biofuels Holdings common stock for an aggregate purchase price of $583,143.  Global Energy Holdings Group plans to use the proceeds from the sale to meet its general working capital needs.

In connection with the stock sale, Global Energy Holdings Group has also agreed to assign to 2020 Energy its sublicense agreement with New Generation Biofuels Holdings that grants Global Energy Holdings Group a sublicense in certain technology related to the production of a vegetable oil based biodiesel.  The assignment of the sublicense agreement is conditioned upon 2020 Energy’s ability to obtain a written consent to the assignment from New Generation Biofuels Holdings.

About Global Energy Holdings Group

Global Energy Holdings Group is a diversified renewable energy company based in Atlanta, Georgia.  Global Energy Holdings Group develops renewable energy projects, including biomass gasification and landfill-gas-to-energy projects.  Global Energy Holdings Group also coordinates and implements energy-efficiency projects, such as cogeneration and heat recovery, for organizations that include government agencies and the U.S. military.  Global Energy Holdings Group provides tailored solutions that capitalize on the nation’s need for diverse energy resources, while investing in promising innovations to help power the future.  The company trades under the ticker symbol GNH on the NYSE Alternext US (formerly the American Stock Exchange).  For more information about Global Energy Holdings Group, please visit its website at http://www.gnhgroup.com.